Exhibit 10.2

Consignment Design and Development Contract

for the Wind Energy Converter

1.5MW

Contract No. 06DEGDY4020060331

between

Ming Yang Electrical Appliances Combine.

Daling District of National Hi-tech Industrial Development Zone of Zhongshan

528437 Zhongshan

China

- hereinafter referred to as the customer -

and

aerodyn Energiesysteme GmbH

Provianthausstraße 9

24768 Rendsburg

Germany

- hereinafter referred to as aerodyn -

(each a “Party” and collectively the “Parties”)

This contract – without annexes – consists of a total of 18 pages.

It is drafted in duplicate (i.e. two identical copies).

The following annexes form part of this contract:

Annex 1: Scope of work	28	pages
Annex 2: Time schedule	1	page
Annex 3: Payment schedule	1	page
Annex 4: Responsibility assignment	3	pages
Annex 5: Technical data	1	page
Annex 6: Production location	1	page
Annex 7: Additional scope of work	1	page

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

Preamble

aerodyn is an engineering consultancy focusing on business activities in the field of wind energy since 1983, since then having done business with about 30 different manufacturers of wind energy converters systems (WECS) and having worked on about 65 different types of WECS. Thus, aerodyn has many years of experience In the development of complete WECS and individual components via a comprehensive understanding of the technical and economic inter-connections of different kinds of WECS.

Ming Yang Electrical Appliances Combine is a company focusing on business activities in the field of power distribution and power electronics equipment manufacture since 1993. Ming Yang is now delivering low and medium voltage switch gears, medium voltage inverters, electrical distribution control and monitoring systems to the Industry clients all over China.

Ming Yang consigns aerodyn to design and develop 1 .5MW WECS according to §1 of this contract.

Basis of Contract

The basis of this contract are discussions and negotiations about a potential cooperation in view of the design of a WECS between aerodyn and the customer. These are in particular:

¡	Meeting in Beijing at 2005-06-12

¡	Meeting in Beijing at 2005-07-31

¡	Meeting in Shanghai at 2005-12-18

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

Definitions

Project: shall mean the work to be completed by aerodyn in accordance with the provisions herein and as outlined in Annex 1.

Deliverables: shall mean any and all documentation, reports, drawings, data and information, regardless of format, to be provided by aerodyn to Customer.

Works: shall mean any and all activities and responsibilities required, or as reasonably inferred from this Contract, including, without limitation, the supply of Deliverables, remedy of defects, and technical services.

Basic documents: Basic documents are documents essential for achieving the contractual task, Among them are requirement lists, specifications, drawings, calculation documentation, descriptions, summary records, etc.

Declaration of release: is the written confirmation of a certification authority regarding the safety of the design in accordance with the data in a given document

Know-how of aerodyn: this know-how encompasses documented and secret technical knowledge as well as the economic and commercial knowledge of aerodyn. This complex and not generally accessible know-how is essential to make development, production and distribution of wind energy converters possible. This particularly refers to design principals, procedures and calculation documentation.

Certification authority: is the Institution which checks those documents which are subject to authorisation for their admissibility. This process is finally completed by a type approval or a certificate. Authorities to carry out such tests can, for example, be the Germanischer Lloyd, TUV or Det Norske Veritas.

Regulation: The checkup of documents subject to authorisation is carried out in accordance with certain technical recommendations which are applied depending on the scope of application. The common regulations are those by the Germanischer Lloyd, DIBt, DNV or the IEC.

Contractual equipment: The wind energy converter to be developed according to this contract it is referred to as ‘contractual equipment’.

Contractual know-how: is the knowledge about design data, construction principles, detailed solutions, calculation results and other information regarding the contractual equipment aerodyn competitors: are companies occupied with conception, development and construction of wind energy converters as a whole or of parts thereof, no matter whether they do so for external customers or for their own products.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

Wind energy converter system (WECS): A wind energy converter system is a technical unit which converts wind energy into electrical energy. It includes the following components: rotor blades, machine nacelle with all aggregates, tower, as well as electrical and electronic devices of the converter without foundation. The interface between wind energy converter and foundation is the flange connection at the tower base.

Conceptual drawing: A drawing which contains main dimensions and general information of components or assemblies. It does not include all information for manufacturing such as tolerances, weld details and all dimensions. Conceptual drawings are usually used to present design principals and concepts in an early design stage.

Construction drawing: A drawing which contains all information in order to prepare a full set of manufacturing drawings for a component or assembly. It does not include single part drawings if the component does exist of several parts joined together (e.g. welded machine frame). It also does not contain Information and drawings necessary to manufacture moulds and models which might be necessary to manufacture the component (e.g. cast models, blade mould).

Manufacturing drawing: A drawing or a set of drawings which contains all information for the manufacturing of a component or a assembly and which can be used directly by the employee in the workshop.

Internal documentation: A documentation which contains general information about a component or calculation with the most important results. It is used to check the design or calculation internal at aerodyn and in order to present the most important information to the customer in a early design stage, it does not contain all information which are required by the certification authority.

Documentation for certification: A documentation which fulfils all requirements of the certification authority in order to certify the component or calculation.

Basic Engineering: All work related to the preparation of concepts, preliminary calculations, preliminary designs, specifications, requirement list and descriptions of the basic characteristics of components or assemblies. The results will form the basis for the Detail Engineering.

Detail Engineering: All work related to the preparation of detail design calculations and documentation inclusive all documents which are necessary for the approval at the certification authority such as calculation documents, Construction Drawings and specifications.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

§ 1 Development Order, Responsibilities

1.1	The customer charges aerodyn with the pro-rated development and design of the wind energy converter with the technical data defined in Annex 5 according to the scope of work defined in annex 1.

aerodyn will submit an estimating power-wind speed data sheet of target turbines defined in Annex 1 for the purpose of client’s wind farm planning within 2 weeks after the contract coming into force.

Modifications of Annex 5 can only be made by an written agreement between the parties.

The time periods in Annex 2 given for the items 10 and 11 as well as for the Prototype planning are none binding information.

The location of production for the most important components is defined in Annex 6. aerodyn is responsible to identify possible suppliers in Europe. The customer is responsible to identify possible suppliers in China. The decision about the final supplier of each component must be made by the Customer.

The development project comprises the items which are described in the time schedule (annex 2) and the scope of work (annex 1). The working sequences can be seen from the bar chart (annex 2).

The work package for the nationalisation of the series turbines are described in the Optional Scope of Work (Annex 7). Annex 7 is not included in the development price according to §8 and will be charged separately.

1.2	aerodyn is especially responsible for work in connection with the design, arrangement and structural calculation of the components defined in annex 1, including the preparation of the necessary calculation documents and drawings for certification and back-up of the certification procedure at the intended certification authority. Furthermore, the scope of work of aerodyn includes preparation of specifications as well as construction drawings.

1.3	Any work packages being necessary for the realisation of the development project as well as the parties responsible in each case, are listed in Annex 4. However, based on the actual knowledge of the contractual development project, aerodyn assures that from today’s point of view there are no further essential tasks which are not mentioned in Annex 4. However, in case that unexpected additional engineering services are required, aerodyn will effect them on aerodyn’s own cost.

Furthermore, the Customer is responsible for the work specified as following:

•	elaboration of manufacturing drawings and parts lists

•	production and testing plans

•	QM specifications

•	repair instructions

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

1.4	The placing and realisation of orders dealing with the manufacturing of components as well as the contractual responsibility therefore lie exclusively on the customer. If the specifications are to be modified after release on request of the customer and if the requested modifications result in additional work for aerodyn, aerodyn is entitled to demand compensation for such additional work. This additional work is proven on the basis of aerodyn-internal hourly accounts and is charged to the customer at those hourly rates.

1.5	The customer has to order the certification work within 2 month after entering the design phase 2.

§ 2 Rights of Use and Ownership to the Development

2.1	Solely the customer is entitled to use, own and exploit all deliverables for the production of the components developed by aerodyn in accordance with this contract as well as the other working results achieved in this connection, provided that due payment in accordance with § 8 has been effected. However, the rights to all computer programs used as tool for development and design remain solely with aerodyn respectively the relevant licenser.

2.2	If the customer markets the contractual equipment under a name, product designation and logo of its own choice, the customer shall be responsible for the correct marking of risks and for providing appropriate operating and maintenance manuals.

§ 3 Intellectual Property Rights

3.1	Both contracting parties are jointly entitled to any protective rights in connection with developments being result of this contractual co-operation. In case of application for grant of protective rights, such an application shall be a joint action of both contractual parties. Separate agreements shall be reached for each individual case, stating by whom and where possible protection right registrations are to be made, who carries the costs and who holds which rights to them.

3.2	Should aerodyn commission a third party with the fulfilment of Its tasks, aerodyn will make sure that the rights to all the results (including all inventions, know-how, trial- and development reports, suggestions, ideas, drafts, design, proposals, specimen, models etc), which the aforementioned third party reaches within the framework of contract fulfilment for aerodyn, will fall to both contracting parties as soon as the rights come into being.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

3.3	If one of the contracting parties does not wish to make use of the right of application, the other contracting party shall decide at its own discretion on application and extent thereof in its own name and at its own expenses. However, both contracting parties agree to have contractually assigned - each to itself - those inventive respectively creative inputs and technical suggestions for improvements made by its staff In connection with the subject of this contract and being considered as appropriate for grant of protection rights.

3.4	The customer and aerodyn shall act jointly against Infringement of any rights affecting their joint development results. However, if only one of the two contracting parties considers actions regarding use by a third party to be an infringement, then this party shall conduct the enforcement of claims for cessation and compensation In his own name after written release by the partner to the contract. The costs of such disputes shall be borne by the contracting party taking action. Claims for compensation or any revenues achieved by way of settlement with the third party shall be for the party taking action, too.

3.5	Both contacting parties agree not to attack the rights to joint development results and not to support third parties in any efforts to infringe said rights.

§ 4 Warranty in Case of Design Failure

4.1	In the development of components commissioned in accordance with § 1.1 and annex 1, aerodyn shall take into account the state of the art as well as the current and known status of science and shall conduct the development work with the customary care due in the branch and in accordance with the recognised rules of the art. The customer shall bear the economic risk of the development

4.2	If design solutions or results of the development services provided by aerodyn should be defective, aerodyn shall rectify any defects, which are to be reported by the customer in writing immediately after becoming apparent and which are considered to be legitimate, within a period of up to 12 months after delivery of the documentation as defined in annex 1. An appropriate period shall be granted to aerodyn for this rectification of planning. If no appropriate period is granted, all liability shall expire.

The warranty applies only to the engineering services of aerodyn concerning the design of the Contractual Equipment as described in §4.1 and 4.2 above. It shall not in any way include any costs for the manufacture of hardware or for hardware components. Claims for consequential damages are excluded from aerodyn’s liability.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

4.3	Any liability of aerodyn other than under §4.2 above is excluded.

From this restriction of liability are excepted only those claims of the Customer which are based

-	on a design defect for which aerodyn is responsible and which was caused wilfully or by gross negligence or

-	on the absence of an assured characteristic.

4.4	If during the term of the contract technical problems originating from aerodyn’s scope of performance should arise with regard to the prototype of the plant according to contract, the Customer has to inform aerodyn of such problems immediately. In so doing, all knowledge available to the Customer, such as measuring data, eyewitness reports, video recordings, photos, etc., has to be placed at aerodyn’s disposal completely and without restriction, aerodyn hereby specifically points out that the commissioning of the prototype may only be effected with measuring instruments that are fully operational. If the above is not provided, aerodyn’s duty to remove causes will cease to be part of aerodyn’s scope of performance.

4.5	Claims in accordance with § 4.2 can only be claimed by the Customer aerodyn can reject claims of third parties insofar as this is legally admissible.

4.6	aerodyn shall not bear any liability if the Customer has deviated from aerodyn’s design specifications without aerodyn’s written approval, and if this claim is based on damages caused by this deviation.

4.7	The risk of production based on documents which are subject to approval by the Certification Authority and which have not yet been approved, and the risk of other use of such unapproved documents, rests exclusively with the Customer. The relative documents shall be marked accordingly by aerodyn.

§ 5 Warranty in Case of Protection Right Infringement

5.1	aerodyn issues an assurance that it is not aware of any rights of third parties (e.g. patents, utility models) to the concept of the components to be developed by aerodyn. aerodyn shall therefore save the customer harmless from all claims by third parties, in particular arising from patent infringements, which were known at the time of conclusion of this present contract and insofar as such claims are made by claimants within Europe. The same applies for other protective rights of third parties which were known at the time of contract conclusion insofar as such claims are made by claimants within Europe. Exempt from the regulation of this § 5.1 Is EU-patent No. 0569556, US-patent No. US 5.083.039 and world-patent No. WO 92/14298 by the Zond company. USA, on inverter technology with idle power regulation for systems with variable speed. The customer is solely responsible in the case of protection right infringements against these patents.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

5.2	The Customer shall be solely responsible for reviewing the existence of third party rights (e.g. patents, utility models), existing and/or registered within the Customers country. aerodyn cannot and does not undertake any liability for the absence of such rights within the Customers country.

5.3	However, aerodyn can not and is not obliged to Issues an assurance as for the existence or non-existence of any application in Europe of rights of third parties (e.g. patents, utility models) to the concept of the components to be developed by aerodyn which have been published up to 6 month before signature of the contract or which will be published during the duration of the contract.

5.4	Insofar as aerodyn works In accordance with directions, drawings or other documents from the customer, aerodyn shall not accept any liability for any infringement of protected rights arising therefrom. If aerodyn is aware of such protective rights or similar protective rights, aerodyn shall draw the customer’s attention thereto.

5.5	If any third party claims infringement of protected rights from the customer, the customer shall notify aerodyn immediately. If any third party claims infringement of jointly owned protected rights from one party, the party shall notify to the other party immediately.

5.6	In the event of liability of aerodyn due to Infringement of protected rights of any third party, aerodyn is solely entitled and obliged to defend the customer against the claims of the owners of such rights and shall settle these claims at its own cost with the objective of being awarded the unhindered right of use for the customer. The customer shall support aerodyn in this to the best of its ability and supply aerodyn with all necessary powers of attorney and documents. If it is not possible for aerodyn to fulfil the above obligation under economic, reasonable and customary conditions, aerodyn shall modify or replace the design after consultation with the customer in such a way that the protected right is not infringed.

5.7	The customer shall bear all disadvantages, including those in dealings with aerodyn, arising from the fact that he (the customer) infringes aerodyn’s right to defend and settle claims regarding Infringement of protected rights, as well as those ones resulting from the fact that the customer does not or even not to the required extent support aerodyn in defence against these claims.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

§ 6 Quality Assurance

6.1	In the course of quality assurance at aerodyn, all basic documents shall be sent with an accompanying document sheet. This is to be returned countersigned by the consignee as confirmation to aerodyn. Third parties involved in this development project must also be obliged to do this by the customer. A list of consignees of the individual documents shall be specified between aerodyn and the customer in good time.

6.2	aerodyn shall forward all documents requiring examination by a certification authority directly to these institutions. The customer shall be notified of this. The customer shall receive the examined documents after completion of the examinations by the relevant institution.

6.3	Basic documents will be submitted by mail or currier to the customer. If basic documents should be send by email on the request of the customer, a written release of this email transfer must be send to aerodyn by the customer. In this case §6.4 applies. The daily communication between the parties will be made by email.

6.4	If data are to be sent via email, the risk is at the expense of the customer. aerodyn points out the risk of loss of data or unlawful acquisition of confidential data by unauthorized third parties, when data or information are transferred via email. If the customer desires email-transfer nonetheless, the customer releases aerodyn from any liability whatsoever for the possible loss of data or unlawful acquisition of these data by any third party. To this extent, compensation claims against aerodyn are excluded.

§ 7 Preparation of Drawings and Documentation

7.1	The basic documents drawn up by aerodyn shall be supplied exclusively on aerodyn forms, and drawings shall bear the aerodyn-logo in all cases. All basic documents (such as part lists and drawings) will be issued in the standard aerodyn format.

7.2	aerodyn shall draft the drawings which have to be prepared for the components according to the present order scope or which have to be drafted for other reasons within the present order scope by means of the CAD program SolidWorks. All drawings shall be supplied to the customer on paper and on data media.

In addition, it is agreed that all documents to be prepared by aerodyn such as parts lists, technical specifications etc. shall be made with the program system “MS Office” in such a way that the written text is additionally made available on data medium. All documents shall be issued in English. CD-ROMs shall be provided as data medium.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

7.3	All documents and drawings to be drawn up by aerodyn are numbered in accordance with the aerodyn-numbering-system. The customer receives corresponding Instructions. Additional numbering in accordance with a customer’s numbering system is possible.

§ 8 Costs of Development and Design, Payment

8.1	The customer shall pay the total cost of EUR 1.900.000,- for the development and design according to Annex 3 of the Contract to aerodyn as payment for the scope of work according to § 1 section 1.1 of this contract and for the transfer of rights of use and ownership in accordance with § 2 of this contract.

The payment schedule Is defined in Annex 3 of the Contract.

The Customer shall open for the final instalment in an amount of EUR 100.000.— a letter of credit in favour of aerodyn with a bank acceptable to aerodyn. The Customer shall procure that payment under this letter of credit to aerodyn will be effected against delivery of the approval certificate issued by the Certification Authority for the documentation for certification.

The payment includes the following work:

All calculation, development, design and arrangement works as described In annex 1, computer costs, typing work and drawing work, documents suitable for examination. The travel costs for meetings according to. Annex 1 are included in the payment. The Customer must provide or pay an adequate accommodation for all visits. If this is not the case, aerodyn is allowed to charge the Customer with the extra costs for the accommodation due to aerodyn’s expenses.

Additional travel costs and working time for foreign travel, which is for the fulfilling the requirements of the Customer, shall be recompensed separately by the customer as charged per invoice by aerodyn.

If the scope of work should exceed the scope stated In annex 1 (scope of work) due to changes in laws, directives or technical specifications of the customer aerodyn shall be entitled to charge the customer with the costs for extra work.

If changes in laws, regulations, directives or requirements from the Certification Authority occur in the period between the completion of documentation by aerodyn and the approval procedure of these documents at the Certification Authority, aerodyn shall be entitled to charge the Customer with extra costs for extra work.

The extra work shall be proven by aerodyn on the basis of its internal hourly time sheets and shall be settled on the basis of the hourly rates. However, the extra work is to be estimated by aerodyn in advance and release shall be obtained from the customer.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

The aerodyn hourly rate in 2005 for engineers is 103.- EUR/h, and for drawing work 76 EUR/h. Adaptation to the general salary situation can be required for further years.

The price stated above is subject to the following conditions

-	the examinations are carried out on the basis of the regulation of Germanischer

Lloyd valid at the time of signing the contract

-	the certification is done by Germanischer Lloyd or TUV in Germany. In case these conditions are not fulfilled, additional costs of aerodyn will be charged to the customer.

8.2	The instalments do not include any VAT. The instalments shall be paid within 30 days after receipt of invoice without any deductions.

Right to lien or a set-off rights are excluded. In case of delayed payment this gives rise to default interest according to German legal standards.

All fees, charges, duties, withholdings, deductions and taxes in connection with and in the execution of this Contract to be levied outside the PRC shall be paid by aerodyn.

The income tax relating to the implementation of the contract imposed on aerodyn in China according to the Foreign Enterprise Income Tax Law of China shall be paid by aerodyn. The amount shall be deducted from the Customer’s payment to aerodyn. The original receipt to prove the payment of such taxes shall then be issued by the China Tax Authority.

All fees, charges, duties, withholdings, deductions and taxes in connection with and in the execution, of the Contract to be levied by the Government of the PRC on the Customer in accordance with the Chinese tax laws and regulations in effect shall be paid by the Customer.

8.3	The parties agree, for the avoidance of doubt, that all costs for materials and other hardware components shall be borne by the Customer. Also the cost for the design assessment and certification procedure must be paid by the customer.

8.4	If the Customer defaults on a payment, aerodyn shall be entitled to suspend performance until full receipt of payment and exercise the right to refuse performance until counter-performance is effected.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

§ 9 Sub-contracts

9.1	aerodyn is entitled to place orders with sub-contractors for design, calculation and drawing work. aerodyn is responsible for co-ordinating the individual activities. The sub-contractors shall be bound to secrecy by contract regarding the content of the work. aerodyn is obliged to name the sub-contractors to the customer.

§ 10 Consultation, Co-ordination

10.1	In order to secure the greatest possible efficiency in co-operation and to avoid delay, the contracting parties agree for the duration of the contract

-	to plan, coordinate and implement the individual working steps carefully by regular consultations,

-	to exchange continuously the results achieved and to evaluate them jointly,

-	to make existing documents available to the other contracting party insofar as said documents are a result of working on the present project and are necessary for implementation of the project and to notify each other mutually of the results achieved.

10.2	Any results of agreements, modifications, interface regulations etc. shall be taken down on record immediately after the respective meeting. If no objection to this record is made by the contracting partners within ten working days, the record shall be deemed approved and thus form a further working basis.

10.3	aerodyn is obliged to recommend to the customer any modifications of the set basic conception, which aerodyn considers necessary or practical during the course of the present project. Subject to written approval by the customer, aerodyn will carry out those alterations.

10.4	If because of a modification as to § 10.3 any cost or time limits are exceeded, aerodyn shall point out this immediately after receiving the demand for alterations to be made. The alteration is only considered as bindingly agreed, when an additional written agreement regarding payment of additional costs and time schedule amendment has been drawn up between both parties.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

10.5	The contracting parties each name one contact person for the project management. The contact persons wilt be:

Customer:	Mr. WANG Song
aerodyn:	Mr. Markus REES

A change of the contact person name should not be considered as an alteration of the contract.

§ 11 Secrecy, Publication

11.1	The know-how of aerodyn may not be made accessible to competitors of aerodyn in any way.

11.2	The contracting parties agree mutually to maintain secrecy on all information exchanged or to be exchanged and knowledge acquired during the duration of this contract concerning basics, working methods, manufacture, new developments, improvements and any other details relating to the contractual equipment and in-house operations regarding the contract processing, even if these are not expressly described as secret or confidential. The contract parties shall pass on this secrecy to all staff members and any other third party involved by them in the realisation of the contract, said third party being deemed to gain usable knowledge from the contract know-how due to its (third party’s} activities. The obligation to maintain secrecy exists for a period of 5 years beyond the termination of this contract.

11.3	The obligation of professional secrecy extends to affiliated companies, Its bodies and employees. § 11.2 applies accordingly.

11.4	The parties shall keep secret all information gained in connection with this contract regarding internal circumstances and processes at the customer and at aerodyn, as well as any other technical and economic information about the contracting parties.

11.5	The said professional secrecy does not apply if and insofar the parties can prove that the information in question

-	is generally known, or

-	becomes publicly known without either party being at fault, or

-	was legally acquired by a third party.

11.6	The obligation to maintain secrecy does not apply insofar as publication is necessary to obtain any permits from public authorities or commercial protected rights, or in order to publicise the contract product in public or In dealings with the expert world. However, such publications by aerodyn require prior approval by the customer which shall only be rejected insofar as there are predominant considerations which would conflict with such approval.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

§ 12 Capacity to enter this contract

Each party represents and warrants to the other party that it has the full legal capacity to enter into this contract without involving an intermediary such as an Import and Export Company.

§ 13 Force Majeure

The parties to this contract shall not be deemed to be in breach of this contract or otherwise liable with regard to the other party for any delay in performance or any non-performance of any obligations under this contract if and to the extent that the delay or non-performance is due to an Event of Force Majeure, “Event of Force Majeure” shall mean, in regulation to either party, an event or circumstance beyond the reasonable control of that party, for example, without limitation, strikes, lockout and other industrial disputes, wars or embargoes on imports.

§ 14 Settlement of Disputes and Governing Law

Any dispute arising under this contract shall be put forward in writing and should then be settled through friendly negotiations within three months. If such an agreement cannot be reached, all disputes arising out of or in connection with this contract shall be settled and decided finally subject to British law by the Arbitration Tribunal of the International Chamber of Commerce in Singapore (ICC) according to its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The language of arbitration shall be English.

§ 15 Governing Language

The official text of the contract and any schedules, annexes or exhibits attached hereto and any notices given hereunder shall be English. In the event of any dispute concerning the construction or interpretation of this contract, reference shall be made only to this contract in English and not to any translation into any other language.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

§ 16 Duration of Contract

16.1	The contract shall be signed by the authorized representatives of all parties and becomes effective upon approval of the local government and expires with fulfilment of all obligations of the parties. The obligation of aerodyn shall be deemed fulfilled when:

-	the Customer has received the approval issued by the Certification Authority for the documentations submitted by aerodyn

and

-	on hand-over of the proposed documents, defined in annex 1, to the Customer.

§ 17 Termination of the contract for important reasons

17.1	Should the customer cease his business activities, no matter the reason, aerodyn has the right to terminate the contract immediately and without notice.

17.2	The possibility to terminate the contract for other important reasons is the undisputed right of each of both contract parties. An Important reason is particularly given if the contracting parties infringe essential contractual obligations despite warnings and appropriate periods for rectification.

§ 18 Additional Agreements

18.1	Any changes to this contract must be in written form. There are no supplementary oral agreements. Any changes and supplements as well as deletions and termination of the contract and changes of this clause must be in written form in order to be valid.

18.2	Upon premature termination of the present contract, no matter the reason, both parties can freely use and dispose of development results gained up until that point.

18.3	If individual provisions of this contract should be invalid, this shall not affect the validity of the contracts as a whole. Both sides shall make efforts to replace invalid provisions by valid provisions without losing sight of the economic content of the contract.

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

18.4	If under the law of the People’s Republic of China registration or approval of this contract is required, the Customer shall procure that such registration and/or approval is duly obtained and the Customer shall bear all related costs, including but not limited to lawyer fees incurred by aerodyn for review and/or implementation of any amendments to this contract required by the relevant approval or registration authority.

18.5	All submissions and communications hereunder shall be written in the English language.

18.6	aerodyn consents that the Customer shall have the rights to assign or transfer this contract and/or any of their rights or obligations hereunder, either in whole or in part, to a third party aerodyn cannot refuse such assignment or transfer unless:

-	it will make this contract null or void;

-	it will damage the contract rights of aerodyn

18.7	Place of fulfillment of the contractual tasks of aerodyn is Rendsburg.

18.8	This Contract, including all Annexes, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior written and oral negotiations, commitments and understandings pertaining to the subject matter hereof.

aerodyn	Customer

By /s/ Sonke SIEGFRIEDSEN	By /s/ Mr. ZHANG Chuan Wei
(Signature)	(Signature)

Sonke SIEGFRIEDSEN	Mr. ZHANG Chuan Wei
(Name typed)	(Name typed)

President	Chairman of the board
(Title)	(Title)

By 2006-04-19	By 2006-04-19
(Date signed)	(Date signed)

Contract Mingyang, 1.5MW, Rev. E, 2006-04-19

Annex 1: Scope of work

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

General comments:

The design will be done for two different type classes with different rotor diameters and hub heights. The blade geometry of existing rotor blade moulds will be used for the rotor blade design. The customer must submit a statement of release from the blade manufacturer that aerodyn is allowed to use the blade geometry data of the existing blade moulds for the structural design of the rotor blades. aerodyn will do a structural blade design for two rotor diameters on the basis of the existing blade geometries.

One version of the turbine will be for type class S with extreme loads according to TC1 and fatigue loads according to TC3. The second version of the turbine will be for standard type class TC3.

The concept of the drive train has been fixed by the customer at the beginning of the development project (conventional drive train with high ratio gear box and double feed asynchronous generator). aerodyn will therefore not perform a concept study at the beginning of the project.

1	Project management

General comments:

In the course of the project, meetings and discussions both with the client and the most important component suppliers are necessary. Different general topics are dealt with in meetings, which are not directly related to a specific working package. These tasks are therefore summarized in this point.

aerodyn will supply project reports every 2 weeks, to inform the client about the design process.

aerodyn will prepare a document list for the complete project and will regularly update this document list.

aerodyn will prepare a mass list of the turbine and will regularly update this list.

A list of potential, suitable component suppliers will be generated by aerodyn. It is assumed that all technical discussions will be held with experienced European component manufacturers and with Chinese manufacturers as defined in Annex 6.

Scope of work:

-   Communication with the client during the project

-   Support in decision making on various concepts by supplying wind energy relevant information

-   Technical inquiries to suppliers of components

-   Clarification of technical details with component suppliers for the wind turbine

-   Compilation of project reports every 2 weeks

-   Compilation of list of suitable component suppliers

-   Preparation of document list for complete turbine

-   Preparation of mass list for the turbine

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Tasks not included:	- Investigation of suppliers outside Europe - Cost estimations or investigations of local transport and lifting devices or other local services

External requirements: Result of work:	- Definition of preferred component suppliers - Reports every two weeks and meeting minutes - List of component suppliers - Document list - Mass list

2	Design Phase I (First design loop)

General comments:

The work packages defined in design phase I and II are only valid for a detached drive train layout. The work packages, the design costs and also the time frame might be different for a highly integrated drive train layout.

aerodyn will send the specification of each component to a maximum of three European supplier and discuss all technical details with them. The customer will submit the specification to the Chinese suppliers as defined in Annex 6. Technical discussions with the Chinese suppliers will be held by the customer with support from aerodyn. The customer will receive the offers for each component in order to select one final supplier for each component during the start of design phase II.

External requirements:	- EMS 1.3 Definition of drive train concept - EMS 1.4 Commercial rotor blade geometry fixed - EMS 1.5 Main data fixed

2.1	Safety- and control system (SCS)

General comments:

The SCS serves as the basis of the load calculation and for development and programming of the controller software. All safety relevant processes required to operate the WEC are defined in the SCS. This includes start- and stop processes, normal operation, Emergency-stop processes, wind direction alignment, and the definition of the safety loop, which is independent of the control computer. The SCS contains a detailed description of the above mentioned processes as well as flow diagrams of the above mentioned processes. The conversion of the SCS into the software of the control computer is not included in the work scope.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Scope of work:

-   Definition of all the above mentioned safety relevant procedures in close cooperation with the customer.

-   Detailed description of all the above mentioned safety relevant processes

-   Flow charts of all the above mentioned safety relevant processes

-   Definition of operation parameters

Tasks not included:	- Development of the necessary control software - Specification and selection of the required sensors - Development of wiring diagrams

External requirements:	- Pitch system and drive train concept used (section 1) - Definition of the rotor brake system

Result of work:	- Documentation of the SCS ready for certification

2.2	Load calculation (Phase I)

General comments:

The loads for the WEC are calculated on the basis of the SCS. The loads will be calculated for two customized rotor blades and two hub heights. The loads will then cover both rotor blades.

The existing rotor blade geometry must be selected by the customer for this calculation.

Three loops of load calculation will be performed in design phase I.

In the first loop the loads are calculated on the basis of estimated tower data and with the aerodynamic data and estimated structural data of the rotor blades. The dimensioning extreme- and fatigue loads are calculated in order to do a first structural design of the towers and the blades. The loads will be calculated in the second loop with the preliminary structural data of the towers and the rotor blades. In the third loop the loads are recalculated with the revised structural data of the towers and the rotor blades in order to get the loads for design phase I.

Scope of work:

-   Implementation of turbine controller in simulation software aeroFLEX

-   Set up of aeroFLEX model of the turbine

-   Calculation of the dimensioning extreme- and fatigue loads with estimated tower data and estimated structural data of the rotor blade (loads # 1)

-   Recalculation of the loads after first structural design of the towers and rotor blades (loads # 2)

-   Recalculation of the loads after second structural design of the towers and rotor blades (loads # 3)

-   Documentation of the load calculation’s result for internal use (not ready for certification)

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Tasks not included:	- Documentation of the results ready for certification

External requirements:

-   Released SCS from section 2.1

-   Rotor blade geometries fixed by the customer

-   First and second structural design of the rotor blade (section 2.8.2)

-   Definition of main turbine data

-   First estimated structural data of tower

-   First structural design of the tower

Result of work:	- Internal documentation of results

2.3	Rotor hub

General comments:

aerodyn will design a rotor hub (3-blade, pitch regulated, spherical graphite) and carry out the required proofs of static strength and sufficient fatigue strength through linear FEM-calculations. In the first step, a design is carried out with the loads from section 2.2, as well as a specification of the hub as a basis of discussion with possible suppliers. A construction and inspection drawing of the hub is made.

Scope of work:

-   Set-up of FEM model with load introduction

-   First design with the loads from section 2.2

-   Complete FE calculation of the rotor hub with the loads from section 2.2.

-   3D-drawing of the rotor hub

-   Construction drawing including connecting surfaces for drive train, pitch-drive and blade bearing

-   Inspection drawing of the hub

-   Specification for the hub

-   Documentation for internal use (not ready for certification)

Tasks not included:	- Proof of the bolt connection to the blade bearing (to be produced by the bearing’s manufacturer) - Manufacturing drawings - Documentation ready for certification

External requirements:	- Loads from section 2.2 - Definition of the pitch-system used with the geometry of the pitch consoles at the hub and dimensions of blade bearing - Definition of bolt connection hub / rotor shaft

Result of work:	- Construction drawing of the hub as well as a 3D – drawing - Internal documentation of calculation results - Inspection drawing of the hub - Specification of the hub

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

2.4	Electrical pitch system

General comments:

In the work packages described below, we assume that an electrical pitch system with three independent drives is used. Should other solutions be realized, a new offer must be drawn up for the purpose.

A specifications for the blade bearing, pitch drive and gear are drawn up with the loads from section 2.2 as a basis of discussion with possible suppliers. The data of the blade pitch bearing’s toothing are estimated by aerodyn. Design of the bearing with all necessary calculations needs to be carried out by the supplier.

aerodyn will carry out the specification of the electrical part of the pitch system with three independent electrical systems in cooperation with the customer. The electrical part is composed of power electrics, accumulators, sensors and switches. A first design of the control and battery cabinets will be made.

Scope of work:	- Specification of the blade pitch bearing (including the toothing) with the loads from section 2.2

- Definition of the main measurements of the blade bearing

- Construction drawing of blade bearing

- Specification of the extreme- and fatigue loads for pitch drive and gear

- Design and calculation of the fixing gearbox/rotor hub

- Specification of pitch drive and gear with main measurements

- Definition of the power electrics

- Definition of the interfaces with electrical system and controller

- Draw-up of a schematic wiring diagram of power supply and signal processing

- Documentation and specification of pitch system

- Drawings of controller and battery cabinets

Tasks not included:	- Detailed design and calculation of the blade bearing and pitch drive and gear (carried out by the supplier)

- Calculation of the bolt connection to blade and hub (carried out by blade and bearing supplier)

- Calculation of the toothing for the blade bearing (carried out by supplier)

- Production drawing of the components

- Design of electrical components

- Draw-up of a detailed circuit diagram

- Construction of holding devices for the sensors

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Specification of a pitch controller

External requirements:	- Geometry of rotor blade connection

- Safety- and control concept from section 2.1

- Loads from section 2.2

- Detailed information on interfaces to the control computer, safety loop and power supply

- Description of the lightning protection system

Result of work:	- Specification of the blade pitch bearing

- Drawing of the blade pitch bearing with the main measurements

- Specification of gearbox and motor with main measurements

- Documentation of the interfaces

- Schematic circuit diagram of power supply and signal processing

- Drawings of controller and battery cabinets

2.5 Drive train

General comments:

The drive train components rotor bearing, rotor bearing housing, rotor shaft, rotor locking, gear box, shrink disc, high speed shaft, coupling, brake, air cooled generator, inverter and cooling/ventilation will be designed or specified. In the first step, a design of the components is carried out with the loads from section 2.2. All load transmitting bolt connections in the drive train will be designed. Specification of all components are prepared as a basis of discussion with possible suppliers. The calculations required for certification need to be carried out and documented by the component suppliers in part.

Scope of work:	- Design, specification, documentation and construction drawing of rotor shaft

- Design, specification, documentation and construction drawing of rotor bearing housing

- Design, documentation and assembly drawing rotor locking system

- Design, documentation, specification and assembly drawing of high speed shaft (shaft, coupling, torque limiter, brake)

- Investigation and selection of gear box

- Specification and drawing with main measurements of gear box

- Investigation and selection of generator/inverter

- Specification and drawing with main measurements of generator/inverter

- Design of bolt connection hub / rotor shaft

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Design of bolt connection bearing housing / main frame

- Design of bolt connection gear box torque lever / main frame

- Conceptual layout of cooling/ventilation

- Assembly drawing of drive train

Tasks not included:	- Design and proof for rotor bearing, gear box, shrink disc, coupling, brake and generator/inverter (need to be carried out by the component supplier)

- Production drawings of the components

- Documentation for certification (design phase II)

External requirements:	- Loads from section 2.2

- Decision about drive train concept

- List of main turbine data

- Documentation of the calculations by the component supplier

- Definition of preferred component suppliers

Result of work:	- Specifications and conceptual drawings with main measurements of the components

- Assembly drawing of drive train

2.6 Machine frame (welded design)

General comments:

In the first step, a design for the machine frame is carried out with the loads from section 2.2. A specification of machine frame will be prepared as a basis of discussion with possible suppliers. The proofs for static strength and fatigue strength are carried out following EUROCODE 3 and other relevant norms. All calculations are done with the Finite-Element-Method (FEM) with linear static analyses.

Scope of work:	- Design of the machine frame with the loads from section 2.2

- Model set-up of the machine frame for the FEM calculation

- Static and fatigue strength proof of the machine frame with linear FEM calculation

- Documentation of the results for internal use

- Construction drawing of the machine frame

- Preparation of specification of the machine frame

- Definition of fixation place and design of holding device for the nacelle cover

Tasks not included:	- Proofs of bolt connections, other connections and holding devices, elastomer components and covers

- Production drawings

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

External requirements:	- Finish of drive train design phase I

- Definition of yaw bearing geometry

Result of work:	- Internal documentation of machine frame

- Construction drawing of the machine frame

- Specification of the machine frame

2.7 Yaw system

General comments:

aerodyn will define the main measurements of the yaw bearing and produce a first specification (including the toothing) for the yaw bearing according to the loads from section 2.2. The data of the yaw bearing’s toothing are estimated by aerodyn. Proof of the bearing needs to be carried out by the supplier. aerodyn produces the specifications for gearbox, motor and yaw brake with brake disc. Proof of the components must be carried out by the supplier.

Scope of work:	- Specification with extreme- and fatigue loads for bolts, bearing race and toothing

- Definition of the main measurements of the yaw bearing

- Construction drawing of yaw bearing

- Specification for gearbox, motor and yaw brake with loads from section 2.2 and construction drawings with the main measurements

- Internal documentation of yaw system with all calculations carried out by aerodyn (documentation by the supplier partially required)

- Assembly drawing of the yaw system

Tasks not included:	- Detailed design and calculation of the bearing (to be carried out by the supplier)

- Production drawing of the components

- Definition and calculation of the toothing (must be defined and calculated by the supplier)

- Detailed design and calculation and of gearbox, motor and brakes (to be carried out by the component supplier)

- Calculation of the bolt connections to tower and machine support (to be carried out by the supplier)

External requirements:	- Loads from section 2.2

Result of work:	- Specification of the yaw bearing

- Specification of gearbox, motor and brake / brake disk

- Construction drawing of the yaw bearing with main measurements

- Internal documentation of all calculations carried out by aerodyn

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Assembly drawing yaw system

2.8 Tower (2 hub heights)

General comments:

A first rough design for two tubular towers is made with estimated tower loads in order to start the first loop of load calculation (loads # 1). A first structural design is earned out with the results of load loop 1 After that a structural design for the tower is carried out with the loads from section 2.2.

Scope of work:	- Preliminary tower designs with estimated loads with definition of the tower geometry (diameter, sheet thickness, section heights)

- First structural designs with results from load loop 1

- Definition of the tower geometries on the basis of the first structural design and the loads from section 2.2

- Static and fatigue strength proof of the tower wall

- Buckling analysis of the tower wall according to DIN 18800

- Natural frequency examinations of the overall system

- Static and fatigue strength analysis of door opening

- Static and fatigue strength proof of flanges and bolt connections

- Calculation of the foundation loads

- Construction drawing of the tower (load-conducting structure)

- Drawing up of documentation

Tasks not included:	- Proofs of foundation and internal foundation part

- Design of non-load-conducting parts

- Detailed FE calculations of door reinforcement and tower top (design phase II)

- Design of elevator system

External requirements:	- Loads from section 2.2

Result of work:	- Internal documentation of two tower

- Specification of the loads to dimension the foundation

- Construction drawings of all load-conducting parts of the tower structure (tower wall, flanges, door)

2.9 Rotor blades

General comments:

aerodyn will do a customized structural design for two rotor blades. Existing blade moulds will be used for the rotor blades. aerodyn will adapt the structural layout of the blades according to the loads calculated for this turbine. The geometry of the blades will not be modified. The customer must submit a statement of release from the blade manufacturer that aerodyn is allowed to use the blade geometry data of the existing blade moulds for the structural design of the rotor blades. All work packages below will be done for both rotor blades.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

2.9.1 Blade root connection (T-Bolt)

General comments:	The blade connection is usually in the form of T- bolts. The number and geometry of elements will be optimized. All calculation results are documented in a detailed report.

Scope of work:	- Analytical design of blade root connection

- FE analysis of the blade root connection with the geometry found with the analytical calculation

- Documentation including all calculation results

- Specification of blade root connection

- Construction drawings for the transverse- and tension bolt

- Assembly drawing of the blade root connection

Tasks not included:	- Costs for certification

- Production drawings

External requirements:	- EMS 2.9.1: Blade geometry fixed

- EMS 2.9.2: Blade manufacturer fixed

- EMS 2.9.3: Blade material data fixed

Result of work:	- Design of a blade connection for one blade length

- Drawings of the transverse- and expansion bolts and of the overall blade connection

- Internal documentation

2.9.2 Structural design and strength proofs

General comments:

Under consideration of the envisaged production technique and achievable material mechanical properties, the structural lay-out of the blade is performed by aerodyn. The position and design of webs, girders, stiffening, overlaps and bonds is agreed with the blade manufacturer.

The structural design of the complete blade structure is an iterative process, which results in the definition of the distribution of appropriate material types and thickness’ throughout the blade structure. Apart form the design based on allowable strains and stresses and fatigue properties, the maximum deflection, buckling stability and natural frequencies of the structure have to be considered in the structural design.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

The testing of the material mechanical property by a certification authority approved institution, is required for the certification. The material certificates are to be made available to aerodyn.

Scope of work:	- Design of blade structure under consideration of fatigue, stability, deformation, stiffness and static requirements

- Documentation of blade design for internal use

Tasks not included:	- Costs for certification

- Production drawings

- FEM-calculation of the blade structure

External requirements:	- Mechanical properties of the materials to be used

- Loads from section 2.2

- Information on the envisaged production process and the preferred blade construction (blade manufacturer must be fixed)

Result of work:	- Design of blade structure for one blade length

- Documentation for internal use

2.10 Specification of electrical system

General comments:

aerodyn will prepare a specification for the generator and the inverter system which describes all requirements and technical data. The specification will give the component suppliers all information to design the systems. The actual design work and the full documentation for certification for the generator and the inverter has to be done by the supplier. The specification of the electrical system is not sufficient to manufacture the electrical system of the turbine.

Scope of work:	- Specification for generator

- Specification of inverter system

Tasks not included:	- Design of generator and inverter system

- Documentation for generator and inverter

- Manufacturing documents

External requirements:	- -

Result of work:	- Specification for generator and inverter

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

2.11 Specification of assembly hall

General comments:

aerodyn will define the most important wind energy specific requirements for an assembly hall of a 1.5MW turbine together with external experts. The main data of the turbine must be fixed at the beginning of the work. First the assembly process of the main components will be defined in order to identify the requirements of the different assembly stations. The information about the location of the assembly hall and the infrastructure of this location must be submitted by the customer. The specification and the principal layout plan will include the following information: rough sketches of the hall geometry, definition of floor capacity, definition of the different assembly areas including the needed space, crane capacity and storage areas. Also a rough description about the work flow inside the assembly hall will be included.

Scope of work:	- Definition of the assembly process of the main components

- Definition of the most important wind energy specific requirements of the different assembly stations such as needed space, crane capacity and storage areas

- Principal layout plan of the assembly hall

- Rough description of the work flow inside the assembly hall

Tasks not included:	- Detailed assembly hall design or static calculations

- Any work in order to get a building permission of the assembly hall

External requirements:	- Location and infrastructure of the assembly hall

Result of work:	- Specification of the most important assembly hall requirements

- Principal layout plan of the assembly hall

3 Design phase I presentation and review

General comments:

A presentation of the results will be made after finishing the first design loop of all components. Possible detailed modifications of the design will be discussed during the meeting. Significant changes in the drive train design which would cause major changes in components are not covered by the scope of work because the design process has been made in close cooperation with the customer during design phase I. After the meeting, the client has to release the design phase I in order to start the next design phase. The presentation will be held in aerodyn’s office in Germany.

Scope of work:	- Presentation of the results of design phase I (3 days, 1 person) in Germany

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Discussion about necessary detail modifications in the design

Tasks not included:	- Major changes in the drive train design

- Changes in the main turbine parameters

External requirements:	- -

Result of work:	- Report of meeting

- Release of design phase I by the client in order to start with the next design phase

4 Design Phase II

General comments:

Design phase II starts with an update of the load calculation take into account all results from design phase I such as new nacelle geometry, component masses, blade and tower data. The components designed in phase I will be reviewed and all documents and specifications will be updated with the new loads from section 4.4. The scope of work for the different components is more or less the same as in design phase I but in addition the full documentation for certification as well as all construction drawings are prepared for each component. In the following section only the work packages which are additional to design phase I are listed.

The final supplier for each component must be fixed before the drawings and the documentation for certification can be prepared. Therefore one of the possible suppliers must be selected by the client after the final specification have been send to the supplier.

External requirements:	- EMS 4.1: Final component supplier fixed

4.1 Hydraulic system

General comments:	aerodyn will design and specify the hydraulic system for the rotor brake and yaw brake system. The hydraulic wiring diagram will be set up. A schematic drawing for the pipe layout will be drawn up.

Scope of work:	- Calculation of the main parameters

- Specification of hydraulic system

- Wiring diagram of the hydraulic system

- Schematic drawing for the pipe layout

Tasks not included:	- Detailed manufacturing drawings for piping of the hydraulic system

External requirements:	- -

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Result of work:	- Specification of the hydraulic system

- Documentation of hydraulic system

- Wiring diagram of the hydraulic system

- Schematic drawing for the pipe layout

4.2 Assembly and installation concept

General comments:

aerodyn will prepare the assembly and installation concept for the prototype. The assembly concept include the main steps during assembly of the main nacelle components including nacelle and hub cover, the gravity centre and the lifting position of the lifted pieces, design and construction drawings of special assembly tools and assembly jigs. It does not include a detailed work flow description with all details such as sequence of bolt tension or list of necessary tools. Also the description for the assembly of the nacelle and hub cover as well as for the secondary parts such as platforms, ladders or other covers is not included. The installation concept includes the main steps during installation of the turbine. It does not include selection of lifting devices or layout of the local site. aerodyn will also prepare a suggestion and rough sketch for a full power test bench of the drive train.

Scope of work:	- Set up of assembly concept

- Set up of installation concept

- Design and construction drawings for the special assembly tools and jigs.

Tasks not included:	- Assembly description for secondary parts such as platforms, ladders or other covers

External requirements:	- Different general information

Result of work:	- Assembly concept

- Installation concept

- Construction drawings for special assembly tools

4.3 Lightning protection system

General comments:

aerodyn will propose an overall design for an appropriate lightning protection system for the wind turbine. The lightning protection system will consist of lightning receptors and appropriate lighting rods in the blades, transition to the nacelle and from the nacelle to the tower. The protection level of the lightning protection system must be defined by the customer according to IEC 61400-24. The capability of the lightning protection system will be investigated by an external expert.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Scope of work:

-   Design of a lightning protection system for complete wind turbine

-   Generation of a assembly drawing of the lightning protection system

-   Design and construction drawings of all components (lightning receptors, lightning rods in the blades, transition to the nacelle, from the nacelle to the tower and from tower to the foundation)

Tasks not included:	- Detailed production drawings

- Lightning protection of electrical components such as drives and switches

External requirements:	- Definition of local requirement to lightning protection systems

- Lightning protection system level according to IEC 61400-24

Result of work:	- Assembly drawing of lightning protection system

-   Construction drawings of all components (lighting receptors, lighting rods in the blades, transition to the nacelle, transition from the nacelle to the tower and transition from the tower to the foundation)

- Documentation lightning protection system

4.4 Load calculation

General comments:	Update of turbine data and recalculation of loads

Scope of work:	- Recalculation of the loads with updated turbine data

Tasks not included:	- -

External requirements:	- Release of design phase I

Result of work:	- Documentation ready for certification

4.5 Rotor hub

General comments:	Update of design with loads from section 4.4

Scope of work:	- Update and recalculation of rotor hub

Tasks not included:	- Proof of the bolt connection to the blade bearing (to be produced by the bearing’s manufacturer)

- Manufacturing drawings

External requirements:	- Loads from section 4.4

Result of work:	- Construction drawing of the hub as well as a 3D – drawing

- Inspection drawing of the rotor hub

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Corrosion protection drawing of the rotor hub

- Document ready for certification

- Specification of the hub

4.6 Electrical pitch system

General comments:	Update of design with loads from section 4.4 aerodyn will also specify the slip ring unit for the transmission of power supply and control signals from the rotating to the fixed part of the WEC.

Scope of work:	- Update of calculation and documentation of design phase I

- Design and construction drawing of holding devices for safety relevant sensors

- Assembly drawing of the pitch system

- Definition of number and quality requirements of the channels for the slip ring system

- Conceptual drawing of slip ring system with main dimensions

- Specification with main measurements and the above mentioned requirements of the slip ring system

Tasks not included:	- Detailed design and calculation of the bearing (carried out by the supplier)

- Calculation of the bolt connection to blade and hub (carried out by the supplier)

- Calculation of the toothing for the blade bearing

- Detailed design, calculation and construction drawings of gearbox and motor (carried out by the component supplier)

- Design of electrical components

- Draw-up of a detailed circuit diagram

- Detailed design of the slip ring unit (must be done by the supplier)

- Production drawings of the pitch system components

External requirements:	- Loads from section 4.4

- Detailed information on interfaces to the control computer, safety loop and power supply

- Description of the lightning protection system

- Selection of pitch system supplier

Result of work:	- Specification of the blade pitch bearing

- Construction drawing of the blade pitch bearing with the main measurements

- Specification of gearbox and motor

- Construction drawing of gearbox and motor with main measurements

- Single part drawings pitch system

- Documentation of the interfaces

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Schematic circuit diagram of power supply and signal processing

- Construction drawings of controller cabinets and battery cabinets

- Construction drawing of holding devices for safety relevant sensors

- Specification of the slip ring unit

- Construction drawing of the slip ring system with main measurements

- Assembly drawing of the pitch system

- Documentation of pitch system for certification

4.7 Drive train

General comments:	Update of design, additional construction drawings and documentation for certification

Scope of work:	- Update of calculation and documentation of design phase I

Tasks not included:	- Design and proof for rotor bearing, gear box, coupling, brake and generator/inverter (need to be carried out by the component supplier)

- Production drawings of the components

External requirements:	- Loads from section 4.4

Result of work:	- Documentation for certification and specifications for the individual components (the calculations need to be carried out by the component suppliers in part)

- Construction drawings of rotor shaft, rotor bearing housing, rotor blocking mechanism and cooling/ventilation

- Assembly drawing of drive train

4.8 Machine frame (welded design)

General comments:	Update of design and documentation for certification

Scope of work:	- Update of calculation and documentation of design phase I

Tasks not included:	- Proofs of bolt connections, other connections and holding devices, elastomer components and covers

- Production drawings

- Welding sequence specification

External requirements:	- Loads from section 4.4

Result of work:	- Documentation of machine frame ready for certification

- Construction drawing and corrosion protection drawing of the machine frame

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Specification of the machine frame

4.9 Yaw system

General comments:	Update of design, additional construction drawings and documentation for certification.

Scope of work:	- Update of calculation and documentation of design phase I

- Design of bolt connection between gear box and main frame

Tasks not included:	- Detailed design and calculation of the bearing (to be carried out by the supplier)

- Definition and calculation of the toothing

- Detailed design and calculation and of gearbox, motor and brakes (to be carried out by the component supplier)

- Calculation of the bolt connections to tower and machine support (to be carried out by the supplier)

- Production drawings of the components

External requirements:	- Loads from section 4.4

- Selection of yaw system supplier

Result of work:	- Specification of the yaw bearing

- Construction drawing of the yaw bearing with main measurements

- Specification of gearbox, motor and brake

- Construction drawing of gearbox, motor and brake / brake disk

- Documentation of all calculations carried out by aerodyn ready for certification

- Assembly drawing yaw system

4.10 Tower and foundation (2 hub heights)

General comments:

Update of tower designs.

aerodyn will subcontract the design of two foundations for the towers. The design will be done according to German building regulations. The foundation will be designed with a tubular steel section in the foundation with a normal (inside) flange connection to the tower. The foundation will be a flat foundation (no pile foundation). If the subcontractor shall use unapproved loads for the foundation design and the loads change during the certification process of the loads, this will result in an additional scope of work for the foundation design, which aerodyne/the subcontractor will charge on a time basis. All calculations will be based on the requirements of Germanischer Lloyd and German building regulations. Local regulations will not be taken into account for the foundation design.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Scope of work:	- Update of calculation and documentation of design phase I

- FE calculation of door reinforcement and tower top

- Static and fatigue strength proof of two foundations and the embedded steel section

- Foundation drawing with reinforcement steel and steel list

- Documentation in English ready for certification

Tasks not included:	- Design of non-load-conducting parts

- Design of pile foundation

External requirements:	- Loads from section 4.4

- Concrete quality for the foundation

Result of work:	- Documentation of the tower for certification with all calculation methods, input data and detailed results of all calculations

- Specification of the loads to dimension the foundation

- Construction drawing of all load-conducting parts of the tower structure (tower wall, flanges, door)

- Documentation of the foundation in English ready for certification with detailed results of all calculations

- Drawing of foundation with reinforcement steel and steel list

4.11 Rotor blade

4.11.1 Blade root connection (T-Bolt)

General comments:	Update of design

Scope of work:	- Update of calculation and documentation of design phase I

Tasks not included:	- Production drawings

External requirements:	- Loads from section 4.4

Result of work:	- Design of a blade connection for one blade length

- Construction drawings of the transverse- and tension bolts

- Assembly drawing blade connection

- Documentation of the blade connection ready for certification

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

4.11.2 Structural design and strength proofs

General comments:	Update of design.

Scope of work:	- Update of calculation and documentation of design phase I

Tasks not included:	- Production drawings

- Draw-up of the blade geometry

- FEM-calculation of the blade structure

External requirements:	- Loads from section 4.4

Result of work:	- Design of blade structure for one blade length

- Drawing of laminate plan

- Specification of rotor blade

- Documentation ready for certification

4.12 Assembly drawings

General comments:	In addition to the assembly drawings already prepared in design phase I additional assembly drawings for the complete turbine will be prepared

Scope of work:	- Preparation of nacelle (yaw system, hydraulic, drive train, machine frame), rotor (blades, hub, pitch system) and complete turbine (tower, nacelle, rotor)

Tasks not included:	- -

External requirements:	- -

Result of work:	- Assembly drawing rotor

- Assembly drawing nacelle

- Assembly drawing complete turbine

4.13 Additional documents for certification

General comments:

In addition to the above mentioned calculation documents for the individual components, other general documentation is needed to certify the WEC. These are general documents not related to any one component of the WEC. These documents are not good for direct use by the end user. They exclusively contain information that is necessary for certification. For use by the end user, the customer needs to make further additions to the individual documents.

Scope of work:	- Compilation of the type sheet of the WEC

- Production of the operating manual for certification

- Production of the maintenance manual for certification

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Production of the commissioning protocol for certification

- Production of the commissioning protocol for the prototype

Tasks not included:	- Parts of the operating- and maintenance manual for generator- and power electric

- Documentation for the end customer of the WEC

External requirements:	- Results of design phase II

Result of work:	- The above mentioned documents for certification

4.14 Internal crane

General comments:	aerodyn will design and analyse an internal crane system for the nacelle. A standard lifting device will be used together with a customized support structure.

Scope of work:	- Layout of the internal crane system and definition of position of the crane

- Analysis of the support structure

- Documentation of support structure

- Construction drawings of the support structure

- Assembly drawing of the internal crane

Tasks not included:	- Production drawings

- Design of special lifting device

External requirements:	- Selection of lifting device

Result of work:	- Construction drawings of crane support structure

- Documentation of support structure

- Assembly drawing of crane system

5 Design phase II presentation

General comments:	A presentation of the results of design phase II will be made in a meeting (maximum 3 days) after finishing the design phase II of all components.

Scope of work:	- Presentation of the results of design phase II (3 days, 1 person) in China

Tasks not included:	- Major changes in the drive train design

- Changes in the main turbine parameters

External requirements:	- -

Result of work:	- Report of meeting

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

6 Accompanying design assessment process

General comments:

The design assessment process at the certification authority will be accompanied by aerodyn. The documents will be updated according to possible requirements or remarks from the certification authority. Discussions with the certification authority regarding the calculation and documentation prepared by aerodyn will be held if necessary. aerodyn will be responsible to look for the certification process until all components designed by aerodyn will be approved by the certification authority. aerodyn will also accompany the design assessment process of all documents which are not prepared by aerodyn and check and control the time schedule of the certification work.

Scope of work:	- Accompanying design assessment process until all components designed by aerodyn have get approval from the certification authority

- Controlling of design assessment time schedule at the certification authority

Tasks not included:	- Design assessment costs

External requirements:	- -

Result of work:	- Design assessment reports of the components

7 Nacelle and hub cover including support structure

General comments:

aerodyn will present 3 different styling for the nacelle which will be made by an external stylist. The styling will be made according to manufacturing and ecstatically aspects. The customer has to select or define one nacelle styling. Consequently, aerodyn will perform the design and structural analysis of the hub and nacelle cover including the support structure. The geometry of the different cover parts will be provided by aerodyn in a suitable 3-D digital format. aerodyn will also generate a specification and construction drawings for the various parts of the nacelle and hub covers and the support structures. aerodyn will also design the internal platform inside the nacelle cover.

Scope of work:	- Design and structural analysis of hub and nacelle covers and support structure

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

- Definition of cover splitting, fixing points, hinges and hatches

- Specification, assembly drawing and construction drawings of hub and nacelle covers and support structure

- Documentation of calculations ready for certification

- Design, assembly drawing and construction drawings for the internal platform

Tasks not included:	- Design of master plug and mould for the covers

- Design of attachment details for secondary fittings (lightning, cables, ..)

External requirements:	- Selection/definition of one styling

- Materials and material properties to be used for design of nacelle and hub covers (ideally from manufacturer of nacelle cover)

Result of work:	- Specification and construction drawings for the nacelle and hub covers and the support structure

- Calculation documents for certification

8 MET mast

General comments:	aerodyn will design the meteorological mast of the turbine.

Scope of work:	- Design and analysis of meteorological mast including modal analysis

- Analysis of bolt connection to nacelle cover

- 3D-drawing of MET mast

- Construction drawings of MET mast

- Documentation of analysis for internal use

Tasks not included:	- Manufacturing drawings

External requirements:	- Specification of wind sensors and lightning system

Result of work:	- Construction drawing of MET mast

- Documentation of analysis

9 Specification of the measuring system for the prototype

General comments:

aerodyn will specify the measuring system. This includes information on the objectives of the measuring system, execution of the measuring campaign, demands on the measuring system, scope of the measuring campaign as well as data preparation. Selection and installation of the measuring system is carried out by the customer.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Scope of work:	- Compilation of the measuring system’s specification with the above mentioned contents

Tasks not included:	- Selection of the measuring system

- Execution and supervision of the measurement

- Installation of the measuring system

- Evaluation of the measuring data

External requirements:	-

Result of work:	- Specification of the measuring system

10 Component inspection at supplier

General comments:

During the manufacturing process of the prototype, aerodyn will inspect several main components at the suppliers or the customers manufacturing facilities. aerodyn will check if these components are manufactured and assembled according to aerodyn’s Specifications. aerodyn will prepare an inspection report for each component or assembly. Travel costs for component inspection within Europe are included in the scope of work. Two visits of one aerodyn employee are included in the scope of work and the development costs. If more visits are necessary the travel costs will be charged according to our expenses.

Scope of work:	- Inspection of hub cast model (1 day)

- Inspection of machined hub (1 day)

- Inspection of main frame (1 day)

- Inspection of pitch system (1 day)

- Inspection of generator/Inverter system (1 day)

- Inspection of gear box (1 day)

- Inspection of nacelle cover (1 day)

- Inspection of hydraulic system (1 day)

- Travel costs for component inspections in Europe

- 2 visits in China

Tasks not included:	- Travel cost for additional visits in China

External requirements:	-

Result of work:	- Inspection report for the above mentioned components or assemblies

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

11 Prototype support

11.1 Indoor assembly and system tests

General comments:

aerodyn will support the customer in the internal mounting of the nacelle and help with the system tests. Tests need to be carried out for the following components: generator with inverter, pitch- and yaw system and the safety systems. The internal mounting of the main components are also supervised by an aerodyn employee. For these tasks, an aerodyn employee will be present in the customer’s production facility for a limited time frame. Based on current knowledge, a time frame of 2x10 working days are included in the scope of work. If additional time is needed, the expenses will be charged as laid down in the conditions of the development contract.

Scope of work:	- 2 visits of one aerodyn employee (10 working days each)

- Temporary supervision of the internal mounting

- Temporary supervision of the system tests

Tasks not included:	- Execution and preparation of tests

- Logging of system tests

- Execution of mounting tasks

External requirements:	- Possibly mounting flowcharts and specifications of the system tests

Result of work:	- Brief protocols of the tasks carried out

11.2 Specification for commissioning of the prototype

General comments:

aerodyn will prepare the specification for the commissioning procedure of the prototype. The specification describes in detail the different levels of the commissioning as well as the conditions for release the test for the next level. The test procedures for each level are described in detail. The results of the commissioning procedure can be documented in the commissioning protocol for the prototype.

Scope of work:	- Specification of the commissioning procedure

- Specification of the different levels of the commissioning including the conditions and requirements to change from one commissioning level to the next one.

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Tasks not included:	- -

External requirements:	- -

Result of work:	- Specification of prototype commissioning

11.3 Support during installation of prototype

General comments:

aerodyn will support the customer during the installation process of the prototype. For this, an aerodyn employee will be present on the prototype site for a limited time frame. Based on current knowledge, a time frame of 5 working days are included in the scope of work. If additional time is needed, the expenses will be charged as laid down in the conditions of the development contract.

Scope of work:	- 1 visits of one aerodyn employee (5 working days)

- Temporary supervision of the on site installation

Tasks not included:	- Execution and preparation of tests

- Logging of system tests

- Execution of mounting tasks

11.4 Support in commissioning the prototype

General comments:

aerodyn will support the customer in commissioning the prototype. To carry out this task, an aerodyn employee will be present at the prototype’s location for a limited time frame. The aerodyn employee will supervise and support the system tests which are to be carried out upon commissioning. It is absolutely mandatory that a person responsible for the control and the generator is present for commissioning. If these components are not in the responsibility of aerodyn, the customer has to send appropriate engineers for the commissioning. The commissioning process is considered completed, when all tests defined in the commissioning protocol were carried out successfully. Based on current knowledge, a time frame for 3 engineers of 2x15 working days are included in the scope of work. If additional time is needed, the expenses will be charged as laid down in the conditions of the development contract.

Scope of work:	- Supervision of the system tests defined in the commissioning protocol

- Fault finding and troubleshooting on components developed by aerodyn

- Help with the adjustment of control- and regulation parameters (parameter alterations in the control computer must be carried out by the person responsible for the control)

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20

Tasks not included:	- Mounting tasks

- Alteration in the control program

External requirements:	- Definition of the commissioning time frame one month prior to commencement of the work process

Result of work:	- Protocols of tests and work tasks carried out

12 Training courses

General comments:

The know-how transfer will be made in form of training courses for different wind energy, related topics. Also the design steps for the customers WEC will be presented and explained in detail in order to improve the customers know-how about the design process of WECS. The first training courses will be held at aerodyn’s office in Germany and the second training course at the customers facilities in China. The training courses will be made in two training sessions (5 working days each). The first training course will be held after the first design loop has been finished and the second after the second design loop has been finished. The content of each single training course can be agreed between aerodyn and the customer. The number of participants is limited to 10 participants.

Scope of work:	- Two training courses (5 working days each) on different topics related to wind energy and wind turbine design

- Detailed explanations of the design process for the customers WECS

Tasks not included:	- Software tools

External requirements:	- Definition of training course topics by the customer

Result of work:	- Hand outs for the different training courses

Annex 1, Contract Mingyang, 1.5MW, Rev. B, 2005-12-20